LEHMAN BROTHERS HOLDINGS INC.

AGREEMENT EVIDENCING A GRANT OF

RESTRICTED STOCK UNITS

TO

_______________

Number of Restricted Stock Units	Date of Grant

____________ Restricted Stock Units	_______________

1)

Grant of Units. Pursuant to the Lehman Brothers Holdings Inc. 2005 Stock Incentive Plan (the “Plan”), Lehman Brothers Holdings Inc. (the “Company”) hereby grants you, as of the Date of Grant specified above, the number of Restricted Stock Units (“Units”) specified above (which number of Units may be adjusted pursuant to Paragraph 9 below) subject to the terms and conditions set forth herein and in the Plan. A Unit represents the right to receive one share of common stock (par value $0.10 per share) of the Company (“Common Stock”).

2)

Additional Documents; Definitions. Enclosed you will find a copy of the Plan which is incorporated in this instrument by reference and made a part hereof, and a copy of the Plan prospectus. The Plan and the prospectus should be carefully examined. All capitalized terms not defined herein shall have the meaning ascribed to such terms under the Plan.

3)	Vesting. The Units awarded to you hereunder shall vest immediately upon the Date of Grant.
4)

Termination of Service. Units are payable in shares of Common Stock upon termination of your service on the Board of Directors of the Company. Delivery of Common Stock hereunder shall be made on, or as soon as practicable (and in any event within 90 days) after such termination of service.

5)

Dividend Equivalents. As of each date a dividend or other distribution is paid or made on Common Stock to holders of record on and after the Date of Grant specified above, you shall be credited with a number of additional Units equal to the product of (i) the amount of such dividend or distribution paid on one share of Common Stock, multiplied by (ii) the number of Units then held by you, divided by the (iii) closing price of one share of Common Stock on the New York Stock Exchange on such date. Such additional Units shall vest immediately.

6)

Limitation on Obligations. The Company’s obligation with respect to the Units granted hereunder is limited solely to the delivery to you of shares of Common Stock on the date when such shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation (except for cash paid pursuant to Paragraph 8 below).

7)

Non-Assignment. Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you, except by will or the laws of descent and distribution. If you or anyone claiming under or through you attempts to violate this Paragraph 7, such attempted violation shall be null and void and without effect, and the Company’s obligation to issue any Common Stock hereunder shall terminate.

8)

Change in Control. Following a Change in Control, except to the extent that you are entitled to receive earlier delivery of shares of Common Stock pursuant to Paragraph 4, you shall receive shares of Common Stock in respect of your Units upon the later of (x) 18 months following such Change in Control or (y) a date determined by the Committee that is within 15 days of November 30 of the Company’s fiscal year following the fiscal year in which the Change in Control occurs.

9)

Equitable Adjustment. In the event of any change in the outstanding shares of Common Stock by reason of any Common Stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate exchange, or any distribution to stockholders of Common Stock other than regular cash dividends, occurring after the Date of Grant specified above, the number and kind of shares of Common Stock which may be issued with respect to Units shall be adjusted so as to reflect such change; provided that with respect to Units granted to you, any adjustments shall be made only as necessary to maintain your proportionate interest in shares of Common Stock and preserve, without exceeding, the value of such Units.

10)

Treatment in Bankruptcy. All of your claims arising from, in connection with or in any way relating to any failure of the Company to deliver to you shares of Common Stock on the date when such shares are due to be delivered under this Agreement in satisfaction of each Unit granted to you shall be deemed, in the event of a bankruptcy of the Company, to be claims for damages arising from the purchase or sale of Common Stock, within the meaning of section 510(b) of the U.S. Bankruptcy Code and shall have in such bankruptcy the same priority as, and no greater priority than, common stock interests in the Company.

11)

Amendment. The terms of this Agreement may be amended from time to time by the Board in its sole discretion in any manner that it deems appropriate (including, but not limited to, the acceleration provisions).

12)

No Right to Continued Service. The grant of Units shall not confer on you any right to be retained in the service of the Company, or to receive subsequent Units or other Awards under the Plan. The right of the Company to terminate your service with it at any time or as otherwise provided by any agreement between the Company and you is specifically reserved.

13)

Applicable Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

14)

Withholding. The Company shall have the right to deduct from all amounts payable to you in cash, any taxes required by law to be withheld therefrom. It shall be a condition to the obligation of the Company to issue shares of Common Stock hereunder (a) that you (or, in the event of your death, your beneficiary or any person acting on behalf of your estate) pay to the Company or its designee, upon its demand, in accordance with the Plan, such amount as may be required for the purpose of satisfying its obligation or the obligation of any other person to withhold withholding taxes incurred by reason of the issuance of such shares of Common Stock and (b) that you (or, in the event of your death, your beneficiary or any person acting on behalf of your estate) provide the Company with any forms, documents or other information reasonably required by the Company in connection with the grant. If the amount requested for the purpose of satisfying the withholding obligation is not paid, the Company may refuse to issue shares of Common Stock.